Exhibit 10.10

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of December 17, 2007, by and between Richard E. Stierwalt, an individual with an address at [___________________] (“Executive”), and United Benefits & Pension Services, Inc., a Delaware Corporation, with its principal office located at 501 Kings Highway East, Suite 108, Fairfield, Connecticut 06825 (the “Company”).

RECITALS

A. The Company desires to retain Executive as an executive officer and director of the Company and its present or future Affiliates (as hereinafter defined), including, without limitation, Associated Third Party Administrators, a California corporation and a wholly-owned subsidiary of the Company (“ATPA”), during the Term (as defined below).

B. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive as President and Chief Executive Officer during the Term (as defined in Section 2). Executive shall perform the duties and responsibilities customarily performed by a person serving as President and Chief Executive Officer of a corporation comparable to the Company that is engaged in a business similar to that of the Company and its present or future Affiliates. During the Term, the Executive shall report to, and be subject to the direction and control of, the Board of Directors of the Company (the “Board”). In addition, for so long as he is employed by the Company as President and Chief Executive Officer, Executive shall be elected to serve and, if so elected, shall serve as a member of the Board and may be elected to serve, and, if so elected, shall serve, as a member of the board of directors of any present or future Affiliate of the Company. During the Term, Executive shall promote the interests of the Company and any present or future Affiliate of the Company, perform his duties faithfully and diligently, consistent with sound business practices, and devote his full business time to the performance of his duties for the Company and its present and future Affiliates in accordance with the terms hereof.

2. Term. Unless this Agreement is terminated pursuant to Section 5, the term of this Agreement (the “Initial Term”) shall commence as of the date on which the merger of UBPS Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into ATPA, pursuant to the Agreement and Plan of Merger, dated November 30, 2007, by and among the Company, Merger Sub, ATPA and certain principal stockholders of ATPA identified on the signature page thereto, is consummated (the “Effective Date”) and shall expire on the date immediately preceding the second anniversary of the Effective Date. The Initial Term shall automatically be extended thereafter for subsequent one year periods (each an “Extension Year” and, together with the Initial Term, the “Term”), subject to earlier termination pursuant to Section 5, unless at least ninety (90) days prior to the expiration of the then-current Extension Year, as the case may be, the Company or Executive have notified the other party in writing that Employee’s employment hereunder shall terminate upon the expiration of the then-current Term.

3. Compensation. As consideration for the performance by Executive of Executive’s obligations under this Agreement, the Company shall compensate Executive as follows:

(A) During the Initial Term, the Company shall pay Executive a base salary at the rate of Two Hundred Seventy-five Thousand ($275,000.00) Dollars per year (“Base Salary”), which shall be prorated for periods that are less than one (1) year. The Board, or, if applicable, the compensation committee appointed by the Board (the “Compensation Committee”), shall review Executive’s performance at the end of the Initial Term and any Extension Year. Executive’s base salary shall be subject to increase or decrease, at the discretion of the Board (or, if applicable, the Compensation Committee) effective as of the date on which the applicable Extension Year shall have commenced, based on the results of such review.

(B) In addition to the Base Salary, the Company shall pay Executive, if and when earned by Executive, a bonus (“Bonus”) based on Executive’s performance as determined by performance criteria and objectives established by the Board or, if applicable, the Compensation Committee, which bonus shall in no event exceed fifty percent (50%) of the Base Salary in effect at the time of the determination of such Bonus. The Board of Directors, or, if applicable, the Compensation Committee, shall consult with Executive on the creation of applicable performance criteria and objectives. Such criteria and objectives shall be established within ninety (90) days after the Effective Date and, if the term is renewed, within sixty (60) days after the commencement of any Extension Year.

(C) The Base Salary shall be payable in accordance with the Company’s usual and customary payroll practices. The Bonus, if any, shall be paid within sixty (60) days after the end of each fiscal year of the Company. If the Bonus is based upon financial results for the fiscal year and such results are not known within sixty (60) days after the end of the fiscal year, then eighty (80%) of the projected Bonus shall be paid within sixty (60) days after the end of such fiscal year and the balance shall be payable within thirty (30) days after delivery of audited financial statements for the applicable fiscal year. The Company shall deduct from the Base Salary and any Bonus any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

4. Reimbursement of Expenses; Fringe Benefits.

(A) Expenses. The Board will authorize an expense budget for Executive commensurate with reasonable business requirements, which shall provide for reimbursement of Executive’s reasonable travel and entertainment costs and expenses, costs and expenses of attending conferences, seminars and conventions related to the business of the Company or any present or future Affiliate of the Company, and such other costs and expenses as determined by the Board, in its sole discretion; provided that the amount of such budget shall include, among other things, the costs and expenses of travel between ATPA’s offices in California and the Company’s headquarters in New York one time per month, and shall not exceed the budget for ATPA’s previous Chief Executive Officer. During the Term, the Company shall promptly reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties on behalf of the Company or its present or future Affiliates, including, without limitation, reasonable travel and entertainment costs and expenses and costs and expenses of attending conferences, seminars and conventions related to the business of the Company or any present or future Affiliate of the Company; provided, that such expenses were incurred in the furtherance of the Company’s or an Affiliate’s business in accordance with the foregoing budget, and that Executive presents evidence of such expenses and costs as may be required under the policies of the Company as are then in effect.

(B) Fringe Benefits. During the Term, to the extent eligible, Executive shall be entitled to those fringe benefits and perquisites that are now or in the future made available to other executives of the Company or its present or future Affiliates generally, including, without limitation, any health, accident, disability or other insurance, pension, benefit and/or retirement plan (including 401k) or welfare plan, as and when such benefit plans are established. The foregoing shall not require the Company or any present or future Affiliate of the Company to establish any such plan or program solely for Executive’s benefit. In addition, the Company shall pay Executive’s annual dues at a golf club frequented by major clients of the Company or any of its present or future Affiliates

(C) Directors’ and Officers’ Liability Insurance. The Company shall use reasonable commercial efforts to procure directors’ and officers’ insurance in such form and amount and providing such coverage for Executive, in his capacity as President, Chief Executive Officer and a director of the Company and any of its present or future Affiliates, as is customary for similarly situated executives serving in similar capacities, provided that the costs of such coverage are not substantially greater than those at companies engaged in similar business activities.

(D) Vacation. Executive shall be entitled to twenty (20) paid vacation days during each year of the Term at such times as are mutually agreed upon by Executive and Company.

(E) Equity Incentive Plans. Executive may, at the discretion of the Board, be granted stock options or other incentive compensation under plans adopted by the Board for the benefit of the executives and key management personnel of the Company or any present or future Affiliate of the Company. Executive shall be entitled to receive a grant of stock options under the Company’s 2007 Stock Option Plan to purchase a total number of shares of the Company’s common stock equal to 37.5% of the total number of shares reserved for grant under such plan. The option agreement relating to such options shall include (i) customary cashless exercise provisions, (ii) accelerated vesting provisions in the event of (a) a Change of Control (as defined in Section 5) or (b) termination of the employment of Executive by the Company without Cause (as defined in Section 5) or resignation by Executive with Good Reason, and (iii) monthly vesting in equal monthly amounts over twenty-four months. Such options will be granted upon approval of the Board at the first meeting of the Board after the Effective Date. Executive shall be entitled to receive up to a total of 313,019 shares of the Company’s common stock as performance incentive shares upon the Company achieving certain budgeted performance targets for certain periods to be established by the Board and approved by the holders of the Senior Secured Notes of Associated Third Party Administrators, a California corporation.

(F) Location. Within thirty days after the Effective Date, Executive shall have his office located in the metropolitan San Francisco area, subject to reasonable travel requirements.

5. Termination. The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below). Executive may terminate this Agreement for Good Reason (as defined below).

(A) As used in this Agreement:

(i) The term "Disability" means the inability of Executive substantially to perform his duties and obligations under this Agreement for sixty (60) consecutive days or ninety (90) days in any one hundred eighty (180)-day period because of any mental or physical incapacity.

(ii) The term "Cause" means the adoption by the Board of a resolution finding that Executive has (a) engaged in any reckless or negligent misconduct that damages, in any material respect, the reputation, business or business relationships of the Company or any present or future Affiliate of the Company, (b) committed a fraud, embezzlement or other act of misappropriation against the Company or any present or future Affiliate of the Company, (c) been convicted by, or entered a plea of nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude, fraud, embezzlement, misappropriation or any other felony or crime punishable by imprisonment; (d) refused or failed to perform his duties hereunder or shall materially violate his duty of loyalty to the Company or any of its present or future Affiliates, provided that such refusal, failure or violation, if curable, is not cured within thirty (30) days after written notice of such refusal or failure is given by the Board to Executive, or (e) materially breached this Agreement or any other written agreement between Executive and the Company, or any Affiliate (as defined below) of the Company, that continues without cure for a period of thirty (30) days after written notice of such breach is given by the Board to Executive.

(iii) The term “Good Reason” means (a) any circumstance resulting in a material reduction in the Base Salary or duties and responsibilities of Executive or (b) any material breach by the Company of this Agreement or any other written agreement between Executive and the Company, or any Affiliate of the Company, that continues without cure for a period of thirty (30) days after written notice of such breach is given by Executive to the Company; provided, however, that in order for Good Reason to exist hereunder, the Executive must provide the Company with written notice of the event(s) alleged to constitute Good Reason within 90 days of the occurrence of such event(s) and Executive must terminate his employment within six months of such event.

(iv) The term “Change of Control” means and shall have occurred or be deemed to have occurred only if any of the following events occur:

(a) The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act (the “Exchange Act”) and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than (1) any such acquisition by any person or group that includes Executive; (2) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or (3) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by all of the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company. Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection (a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b) Individuals who, as of the Effective Date, constitute the Board of the Company (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(2) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) a sale or disposition of all or substantially all of the Company’s assets; or

(e) The Company’s stockholders approve a liquidation or dissolution of the Company.

(v) The term “Termination Date” shall mean the earlier of the expiration of this Agreement or the effective date of the Company’s termination of this Agreement.

(B) Payments to Executive Upon Termination of This Agreement.

(i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause, or by Executive for Good Reason, the Company shall pay to Executive: (a) in a lump sum, within thirty (30) days after the Termination Date, Executive’s accrued but unpaid Base Salary as of the Termination Date; (b) in a lump sum, within thirty (30) days after the Termination Date, any earned but unpaid Bonus as of the Termination Date; (c) in a lump sum, within thirty (30) days after the Termination Date, an amount equal to any costs or expenses incurred by Executive prior to the Termination Date which are reimbursable pursuant to Section 4(A); (d) any amounts that would have been payable for Executive’s health insurance or any other benefit plans of the Company in which Executive participates (only to the extent allowable under law) through the remainder of the Term had Executive’s employment not been terminated, in accordance with the terms of the applicable health insurance policy or such other plan, but without duplication; and (e) within sixty (60) days after the Termination Date, a lump sum cash payment equal to the product of one week of the Base Salary in effect on the Termination Date multiplied by the number of full months that the Employee was employed by the Company or ATPA; provided, however, in no event shall Executive receive a payment under subparagraph (d) in an amount less than three months of the Base Salary in effect on the Termination Date.

(ii) If within twelve (12) months following a Change of Control occurring during the Term, the employment of Executive hereunder is terminated by the Company without Cause or Employee terminates his employment for Good Reason, the Company shall pay to Executive: (a) in a lump sum, within thirty (30) days after the Termination Date, Executive’s accrued but unpaid Base Salary as of the Termination Date; (b) in a lump sum, within thirty (30) days after the Termination Date, any earned but unpaid Bonus as of the Termination Date; (c) in a lump sum, within thirty (30) days after the Termination Date, an amount equal to any costs or expenses incurred by Executive prior to the Termination Date which are reimbursable pursuant to Section 4(A); (d) any amounts that would have been payable for the Executive’s health insurance or any other benefit plans of the Company in which Executive participates (only to the extent allowable by law) through the remainder of the Term had Executive’s employment not been terminated, in accordance with the terms of the applicable insurance policy or such other plan, but without duplication; and (e) within sixty (60) days after the Termination Date, a lump sum cash payment in an amount equal to one year’s Base Salary in effect on the Termination Date.

(iii) If the Company or any present or future Affiliate of the Company (a) during the Term enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control; (b) such transaction is consummated within twelve (12) months after the last date of the Term; and (c) subsequent to entering into such agreement the Company terminates the employment of Executive without Cause or Executive terminates his employment for Good Reason, the Company shall pay to Employee an amount equal to the payments set forth in Section 5(b)(ii) hereof.

(iv) In the event this Agreement is terminated prior to the expiration of the Term by the Company for Cause or due to Executive’s death or Disability, the Company shall pay to Executive, within thirty (30) days after the Termination Date: (a) in a lump sum, an amount equal to Executive’s accrued but unpaid Base Salary and Bonus as of the Termination Date; (b) in a lump sum, reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any amounts or benefits due through the Termination Date under this Agreement and any health insurance policy applicable to Executive or any other benefit plan of the Company in which Executive participates (only to the extent allowable under law) in accordance with the terms of such policy, but without duplication.

(v) As consideration for the payments under Sections 5(B)(i), (ii) or (iii), Executive shall execute and deliver to the Company a release of any and all claims against the Company and any Affiliate of the Company (excluding any claim for such payments) in form and substance reasonably satisfactory to the Company.

(vi) If, at the time Executive’s employment with the Company is terminated, Executive is a “specified employee” under section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”) and payments herein would result in a violation of Section 409A of the Code, any such payment shall be delayed until the first day after the six month anniversary of the date of such termination.

6. Non-Disclosure; Non-Competition and Non-Solicitation.

(A) Non-Disclosure. Executive understands and agrees that the business of the Company is based upon specialized work and Confidential Information (as hereinafter defined). Executive agrees that he shall keep secret all Confidential Information and that he will not, directly or indirectly, use for his own benefit or for the benefit of others or Disclose (as hereinafter defined), without the prior written consent of the Company, any Confidential Information. At any time upon the Company’s request and upon the expiration or earlier termination of this Agreement, Executive shall turn over to the Company all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Executive containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks, wherever located, containing any such information, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company. The provisions of this Section 6(A) shall survive for a period of three (3) years following the Termination Date.

As used in this Agreement, the term “Confidential Information” means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to the Company, its Affiliates and/or those doing business with the Company and/or its Affiliates, including but not limited to know-how, processes, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Executive in the course of his past, present and future dealings with the Company, which is not readily available to the public. “Confidential Information” shall not include information that Executive can demonstrate was known to him prior to the Effective Date or that was made available to Executive by a third party without obligation of confidentiality.

As used in this Agreement, the term “Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information. Notwithstanding any provision contained herein to the contrary, Disclosure of Confidential Information made pursuant to applicable law or the order of any court, agency or other governmental authority of competent jurisdiction shall not be a violation of this Section 6.

(B) Non-Competition; Non-Solicitation. During the period (the “Restricted Period”) Commencing on the date hereof and ending on the second anniversary of the Termination Date, Executive covenants and agrees that he will not, without the Company’s prior written consent, directly or indirectly, either on behalf of himself or any other person, firm, corporation or other entity (other than on behalf of the Company or its Affiliates):

(i) be employed by, own, manage, control, operate, advise or provide consulting services to any entity or individual that competes with the Company in the areas of Taft-Hartley pension plan administration and health and welfare claims processing in the geographical areas where the Company or any of its subsidiaries conducts business or proposes to conduct business (a “Competitive Business”); provided, however, that, notwithstanding the foregoing, passive ownership of not more than one percent (1%) of the outstanding voting or other equity securities of a Competitive Business, the common stock or comparable equity securities of which are traded on a national securities exchange or in the over-the-counter market, shall not be a violation of this Section 6;

(ii) solicit or divert any business or any customer from the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

(iii) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so; or

(iv) hire, solicit or divert from the Company or its Affiliates any of their respective employees, consultants or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or the Restricted Period, been engaged by the Company or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

As used in this Agreement, the term “Affiliate” shall mean any entity controlling, controlled by or under the common control with the Company. For purposes of this Agreement, “control” shall mean the direct or indirect ownership of fifty (50%) percent or more of the outstanding equity securities or voting rights of an entity or possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of an entity.

(C) Injunctive Relief. If Executive shall breach or threaten to breach any of the provisions of this Section 6, in addition to and without limiting any other remedies available to Company at law or in equity, the Company shall be entitled, upon application to any court of competent jurisdiction, to immediate injunctive relief to restrain any such breach or threatened breach and to enforce the provisions of Section 6. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

7. Indemnification. The Company, on behalf of itself and its Affiliates, shall defend, indemnify and hold harmless Executive in his capacity as an officer and director of the Company and/or any of its Affiliates to the fullest extent permitted by applicable law against any losses or damages incurred by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or director of the Company or any of its Affiliates, or because of actions taken by Executive which were believed by Executive to be in the best interests of the Company and not in violation of applicable law, and Executive shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, who shall be reasonably acceptable to Executive, the defense of Executive in any such action, suit or proceeding for which the Company is providing indemnification to Executive. Should Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Executive. If the Company does not assume the defense of any such action, suit or proceeding, the Company shall, upon the request of Executive, promptly advance or pay any amount for costs or expenses, including the reasonable fees of counsel retained by Executive, incurred by Executive in connection with such action, suit or proceeding; provided that Executive agrees in writing to repay any such amounts advanced if it is ultimately determined by a court, administrative agency or other governmental authority having competent jurisdiction that Executive is not entitled to such indemnification. Executive shall be entitled to indemnification under this clause regardless of any subsequent amendment of the Certificate of Incorporation or By-Laws of the Company.

8. Representation and Warranty of Executive. Executive represents and warrants to Company that the execution and delivery of this Agreement and the performance of Executive’s obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.

9. General Provisions.

(A) Notices. All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive, to: Day Pitney LLP, One Canterbury Green, Stamford, Connecticut 06901, fax no. 203 977 7301, attention: David A. Swerdloff, Esq.; and if to the Company, to: United Benefits & Pension Services, Inc., 501 Kings Highway East, Suite 108, Fairfield, Connecticut 06825.

(B) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

(C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.
(D) Certain Tax Provisions. In the event of any inconsistency between any provision of this Agreement and Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”), including any regulatory and administrative guidance issued from time to time thereunder, the provisions of Section 409A shall control. It is the intention of the parties hereto that this Agreement satisfy the requirements of Code Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Code Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.

(E) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(F) Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitration hearing shall be held in New York, New York and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any arbitrator selected shall have reasonable experience as an arbitrator relating to the dispute at issue. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than thirty days after the hearing. All discovery disputes shall be resolved by the arbitrator. The prevailing party in the arbitration shall be entitled to reimbursement of its reasonable attorneys fees, and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

(G) Counterparts. This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

(H) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

UNITED BENEFITS & PENSION SERVICES, INC.

By: /s/ Richard Stierwalt
Name: Richard Stierwalt
Title: Chief Executive Officer

/s/ Richard E. Stierwalt
RICHARD E. STIERWALT

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